Exhibit 99.1

Douglas Dynamics, Inc. Announces Closing of Underwriters’ Full Exercise of Over-Allotment Option in Connection with Its Initial Public Offering

Milwaukee, May 14, 2010 (GLOBE NEWSWIRE) — Douglas Dynamics, Inc. (NYSE: PLOW) announced today that the selling stockholders in its initial public offering closed the sale of an additional 1.5 million shares of common stock as a result of the underwriters’ full exercise of the over-allotment option granted in connection with the offering.  The shares were sold to the underwriters at the initial public offering price of $11.25 per share, less the underwriting discount.  The closing of this sale brings the total shares of common stock sold by the selling stockholders in the offering to 5 million.   Douglas Dynamics will not receive any proceeds from the sale.

The joint book-running managers of the initial public offering were Credit Suisse Securities (USA) LLC and Oppenheimer & Co. Inc.

A registration statement relating to this offering was filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy common stock of Douglas Dynamics, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission Web site at www.sec.gov. Alternatively, you may obtain a copy of the final prospectus by contacting:  Credit Suisse, Prospectus Department, One Madison Avenue, Level 1B, New York, NY 10010, telephone 800-221-1037.

About Douglas Dynamics

Headquartered in Milwaukee, Wisconsin, Douglas Dynamics designs, manufactures and sells snow and ice control equipment for light trucks, which is comprised of snowplows and sand and salt spreaders, and related parts and accessories. Douglas Dynamics sells its products under the WESTERN®, FISHER® and BLIZZARD® brands through a distributor network, primarily consisting of truck equipment distributors located throughout the Midwest, East and Northeast regions of the United States as well as all provinces of Canada.

CONTACT:  Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com